EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in Registration Statement Nos. 333-10993, 333-100186, 333-106054 and 333-106080 of PNM Resources, Inc. on Form
S-3 and Registration Statement Nos. 333-03303, 333-03289, 333-61598, 333-76316,
333-76288, 333-88372 and 333-100184 of PNM Resources, Inc. on Form S-8 of our
reports dated March 8, 2004 (which express an unqualified opinion and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31), appearing in this Annual Report on Form 10-K of PNM Resources, Inc. for the year ended December 31, 2003.


/s/ DELOITTE & TOUCHE LLP


Omaha, Nebraska
March 10, 2004